Exhibit 5.1

Boston      Connecticut      New Jersey      New York      Washington, DC

One Jefferson Road

Parsippany, NJ 07054-2891

October 23, 2014

Peapack-Gladstone Financial Corporation

500 Hills Drive, Suite 300

Bedminster, New Jersey 07921

Ladies and Gentlemen:

We have acted as counsel for Peapack-Gladstone Financial Corporation, a New Jersey corporation (the “Company”), in connection with the issuance and sale by the Company of shares of no par value common stock of the Company having an aggregate offering price of up to $50,000,000 (the “Shares”) pursuant to the Registration Statement on Form S-3 (File No. 333-198299) originally filed by the Company with the Securities and Exchange Commission (the “Commission”) on August 22, 2014 (as amended, the “Registration Statement”) and the prospectus contained therein dated August 22, 2014 (the “Base Prospectus”) and the prospectus supplement, dated October 23, 2014 (the “Prospectus Supplement”). The Shares are to be issued and sold by the Company pursuant to a Sales Agency Agreement, dated as of October 23, 2014 (the “Sales Agency Agreement”), between the Company and Sandler O’Neill & Partners, L.P., as sales agent.

In connection therewith, we have examined (i) the Sales Agency Agreement, (ii) the Registration Statement and the related Base Prospectus, (iii) the Prospectus Supplement, (iv) the Company’s certificate of incorporation (as amended, restated or otherwise modified from time to time, the “Certificate of Incorporation”) and (v) the By-laws of the Company. In addition, we have examined originals or copies, certified or otherwise and identified to our satisfaction, of resolutions of the Board of Directors of the Company or committees thereof and such other agreements, instruments, certificates, documents and records and have reviewed such questions of law and made such inquiries as we have deemed necessary or appropriate for the purposes of the opinions rendered herein.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. As to any facts material to the opinion hereinafter expressed which we did not independently establish or verify, we have relied, to the extent we deem such reliance proper and without independent investigation, upon certificates, statements and representations of officers and other representatives of the Company and upon certificates of public officials. We have also assumed that (i) the Shares will not be issued in violation of any restriction or limitation contained in Article VII of the Certificate of Incorporation, (ii) that no more than 2,800,000 shares of common stock will be sold, based on a sale price of $13.87 per share, representing the lowest reported sale price of the Company’s common stock on the NASDAQ Global Select Market within one year of the date of this letter and (iii) that no Shares will be sold that would cause the Company to not satisfy the eligibility requirements for use of Form S-3.

Peapack-Gladstone Financial Corporation

October 23, 2014

Based upon and subject to the foregoing, it is our opinion that the Shares have been duly authorized, and when issued and paid for in accordance with the terms of the Sales Agency Agreement, will be validly issued, fully paid and nonassessable.

The opinions rendered herein are limited in all respects to the laws of the State of New Jersey and the federal laws of the United States. We express no opinion as to the effect of the law of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated October 23, 2014, which is incorporated by reference into the Registration Statement, the Base Prospectus and the Prospectus Supplement, and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving our consent, we do not thereby concede that we come within the category of persons whose consent is required by the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Day Pitney LLP

Day Pitney llp